FILED # C 2733-2002
FEB 01 2002
IN THE OFFICE OF
DEAN HELLER SECRETARY OF STATE

ARTICLES OF INCORPORATION OF NOCERA, INC.

ARTICLE I

The complete name of the Corporation is to be:

NOCERA, INC.

ARTICLE II

Its principal office in the state of Nevada is to be located at 318 North Carson Street, Suite 208, in the City of Carson City, County of Carson. The registered agent in charge thereof is Paracorp Incorporated.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the general Corporation laws of Nevada.

ARTICLE IV

This Corporation shall have the authority to issue 2 classes of capital stock the total of which shall be 90,100,000 shares. The classification and par value of 90,000,000 shares shall be common voting stock having a par value of $.001 each share, each share shall be entitled to the same dividend, liquidation, and voting rights; the classification and par value of 100,000 shares shall be preferred stock with par value of $.001each share, Said preferred stock may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion, rights upon dissolution or liquidation, and with such designations or restrictions thereof as shall be determined by resolution adopted by the Board of Directors at the time such stock is issued with out further approval of the shareholders.

ARTICLE V

The members of the governing board of this Corporation shall be called directors and the number thereof at the inception of this Corporation shall be one (1). Directors need not be Shareholders of this corporation, nor residents of the State of Nevada. The number of Directors may from time to time be increased or decreased in such manner as shall be provided for by the ByLaws of the Corporation.

The name and post office address of the first Board of Directors who shall hold office until his successor is duly elected, is as follows:

Name	Address
Karen Fowler	2164 N. Glassell Street, Orange, California 92865

ARTICLE VI

The Capital stock of this Corporation, after the amount of the subscription price has been paid in, shall never be assessable, or assessed to pay debts of this Corporation.

ARTICLE VII

The name and address of the Incorporator signing these Articles of Incorporation is as follows:

Name	Address
Karen Fowler	2164 N. Glassell Street, Orange, California 92865

ARTICLE VIII

The period of duration of this Corporation shall be perpetual unless otherwise amended by the Shareholders.

ARTICLE IX

The Directors shall have the power to make and to alter or amend the ByLaws; to fix the amount to be reserved as working capital and to authorize and cause to be executed mortgages and liens, without limit as to amount, upon the property and franchise of this Corporation.

With the consent in writing, pursuant to a vote of the majority of the holders of the capital stock issued and outstanding, the Directors shall have the authority to dispose of, in any manner, the whole property of this Corporation.

The ByLaws shall determine whether and to what extent the accounts and books of the Corporation, or any of them shall be open to the inspection of the Shareholders; and no shareholder shall have any right of inspection of any account, book or document of this Corporation, except conferred by the law or ByLaws or by resolution of the Shareholders.

The Shareholders and Directors shall have the power to hold meetings and keep the books, documents and papers of this Corporation, except as conferred by the law or ByLaws or by resolution of the Shareholders.

The Shareholders and Directors have the power to hold meetings and keep books, documents and papers of the Corporation outside of the State of Nevada, at such places as may be from time to time designated by the ByLaws or by resolution of the Shareholders and Directors, except as otherwise required by the laws of Nevada.

It is the intention that the objects, purposes and powers specified in ARTICLE III hereof shall, except where otherwise specified in ARTICLE III, be nowise limited or restricted by reference to or inference from the terms of any other clause or ARTICLE in this Certificate of Incorporation, but that the object, purpose, and powers specified in ARTICLE III and each of the clauses or Articles of this Charter shall be regarded as independent objects, purposes, and powers.

ARTICLE X

After the formation of this Corporation, each Shareholder shall be entitled to purchase and/or subscribe for the number of shares of this Corporation which may hereafter be authorized and issued for money. Each Shareholder shall have the same rights as any individual to purchase said stock, but shall not have any pre-emptive rights as that term is defined under NRS 78.265.

IN WITNESS WHEREOF, I the undersigned, constituting the sole incorporator and intended Shareholder, being less than three Shareholders, for the purpose of forming a Corporation under the laws of the State of Nevada, do make file and record these Articles of Incorporation, and do certify that the facts herein are true and I have accordingly hereunto set my hand this 30th day of January 2002.

Karen Fowler

Karen Fowler
Incorporator